UniTek Global Services, Inc. Reports Second Quarter and First Half 2011 Financial Results

Second Quarter Adjusted EBITDA(1)  Increases 26% Year-over-Year to $10.0 Million
Second Quarter Revenue Increases to $106.4 Million
Second Quarter Net Loss of ($6.4) Million
Company Updates Full-Year 2011 Guidance

BLUE BELL, PA, August 16, 2011 — UniTek Global Services, Inc. (“UniTek” or the “Company”) (Nasdaq GM: UNTK), a premier provider of permanently outsourced infrastructure services to the wireless and wireline telecommunications, public safety, broadband cable and satellite television industries, today announced financial results for the second quarter ended July 2, 2011. The Company also introduced financial guidance for the third quarter of fiscal 2011 and updated its outlook for the full year.

Second Quarter 2011 and Recent Business Highlights

•	For the quarter ended July 2, 2011, revenue increased 2% to $106.4 million, compared with $104.2 million in the second quarter of 2010.
•	Adjusted EBITDA(1) for the second quarter of 2011 increased 26% to $10.0 million, compared with adjusted EBITDA(1) of $7.9 million for the second quarter of 2010.
•
Net loss increased by 4.9% from $(6.1) million for the second quarter of 2010 to $(6.4) million for the second quarter of 2011, including a $3.5 million non-cash loss related to the extinguishment of debt in April 2011.

•
The Company expects fiscal 2011 third quarter adjusted EBITDA(1) of approximately $14.0 million on revenue of approximately $120.0 million; guides full-year adjusted EBITDA(1) to approximately $44.0 million on revenue of approximately $440.0 million, reflecting over 47% year-over-year growth in adjusted EBITDA(1).

•	Current three-year backlog(2) increased to $957.4 million as of July 2, 2011 compared with $914.0 million as of December 31, 2010.
•	Awarded three-year, $30 million, single source construction contract by a national telecommunications carrier for construction and maintenance of the carrier's network.
•	Completed the integration of Pinnacle Wireless Systems.

C. Scott Hisey, UniTek’s Chief Executive Officer, commented, "We are very pleased with our results for the second quarter.  We have achieved significant margin improvement while executing our primary strategic and operational objectives, including the debt refinance, repositioning our wireless business to focus on high quality deployments with major carriers and reconstituting our backlog with high-margin, recurring revenue projects, and are on pace to grow our full-year adjusted EBITDA 47% over 2010, with a 10% EBITDA margin. During the quarter, we completed a major milestone with the integration of the Pinnacle Wireless business, which we believe positions the Company for longer-term growth in the public safety and specialty wireless markets.

Our fulfillment segment generated top-line growth and meaningful margin improvement, which is a testament to our operational capabilities and leadership position within the space.  Our backlog and pipeline for new business in each of our operating segments remain strong, and we will continue to execute a focused growth strategy that combines organic growth with targeted acquisitions.”

Mr. Hisey concluded, “We are fortunate to have positioned UniTek as a leader in industries that we expect to have significant capital expenditure for the foreseeable future as carriers ramp capacity to meet growing consumer demand. This is a strong complement to our fulfillment business, which has several important catalysts including vendor consolidation. Today, we believe that UniTek is positioned to continue to win new business and carry out our growth strategy. We are executing ahead of plan on EBITDA margin, and have better positioned the Company for success in 2012 and beyond. We believe that UniTek is primed to deliver strong revenue growth, margin expansion and EBITDA performance, with an ultimate goal of creating substantial long term shareholder value.”

Financial Results for the Three Months Ended July 2, 2011

Revenue increased 2.1% to $106.4 million for the quarter ended July 2, 2011, from $104.2 million for the quarter ended July 3, 2010. The increase in revenue was related to increased fulfillment revenue generated by the Company’s cable operations, increased wireline construction project revenue and the revenue contribution from Pinnacle Wireless, partially offset by the impact of customer restructuring in UniTek’s legacy wireless business.

Adjusted EBITDA(1) increased 26% to $10.0 million for the quarter ended July 2, 2011, compared to $7.9 million for the quarter ended July 3, 2010. The year-over-year increase in adjusted EBITDA(1) was primarily related to continuing margin improvement in the Company’s Fulfillment segment, higher margins in the Engineering & Construction segment attributable to volume leverage in the wireline business and the addition of the Pinnacle Wireless business.

Net loss for the quarter increased by 4.9%, to $(6.4) million for the quarter ended July 2, 2011 compared to $(6.1) million for the quarter ended July 3, 2010.  The second quarter 2011 loss includes a $3.5 million non-cash loss on the extinguishment of debt resulting from the Company’s debt refinancing completed in April 2011, partially offset by the improvements in adjusted EBITDA(1) of $2.1 million. Absent this loss on the extinguishment of debt, net loss would have improved by $3.2 million.

UniTek’s three-year backlog(2) as of July 2, 2011 totals $957.4 million, compared with $914.0 million as of December 31, 2010.

Financial Results for the Six Months Ended July 2, 2011

Revenue increased 3.3% to $198.3 million for the six months ended July 2, 2011, from $192.0 million for the six-month period ended July 3, 2010. The increase in revenue was related to increased fulfillment revenue generated by the Company’s cable operations, increased wireline construction project revenue and the revenue contribution from Pinnacle Wireless, partially offset by the impact of customer restructuring in UniTek’s legacy wireless business.

Adjusted EBITDA(1) increased 19% to $16.0 million for the six months ended July 2, 2011, compared to $13.5 million for the six-month period ended July 3, 2010. The year-over-year increase in adjusted EBITDA was primarily related to the higher revenue and the continuing margin improvements in the Company’s Fulfillment segment. Additionally, the Company has positioned its Engineering & Construction segment for long-term margin improvement.

Net loss for the six months improved by 2.7%, decreasing $0.4 million to ($14.2) million for the six months ended July 2, 2011 from a net loss of ($14.6) million for the year-ago period. The year-over-year improvement in net loss was primarily attributable to the higher adjusted EBITDA(1) and lower amortization expense of intangible assets in the current year period, partially offset by the non-cash loss on the extinguishment of debt resulting from the debt refinancing completed in April 2011.

Fiscal 2011 and Third Quarter 2011 Guidance

Based on current expectations for growth in UniTek’s primary end markets, organic expansion and growth related to the Pinnacle acquisition, the Company currently expects full year 2011 revenue to be approximately $440.0 million, representing growth of 9.5%. The Company expects adjusted EBITDA(1) for 2011 to be approximately $44.0 million, or 10% of total revenue. Net income after certain non-cash adjustments(3) is expected to be approximately $11.6 million, or $0.73 per share, with net loss per share expected to be $(0.61). These projections include the effects of the Pinnacle acquisition for three quarters and lower interest expense as a result of the April 2011 debt refinancing.

For the third quarter of 2011, the Company expects revenue of approximately $120.0 million, with adjusted EBITDA(1) of approximately $14.0 million and net income per share of $0.15.

Summary of 2011 Estimated Results:
	Quarter Ending	Year Ending
	October 3, 2011	December 31, 2011
	Estimate	Estimate
Revenue	$120,000	$440,000
Adjusted EBITDA(1)	14,000	44,000
Net income (loss)	2,425	(9,750)
Net income after certain non-cash adjustments(3)	$5,850	$11,600

Note: See accompanying tables for reconciliation of net income (loss) to adjusted EBITDA(1).

Conference Call

Management will host a conference call to review the Company’s financial results at 8:30 a.m. Eastern time, on Wednesday, August 17, 2011. Interested parties may access the call by calling 1-877-674-6428 from within the United States, or 1-708-290-1372 if calling internationally and requesting conference call 84499603.  Please dial-in approximately five minutes prior to the start of the call. A replay will be available through August 31, 2011 and can be accessed by dialing 1-855-859-2056 (US), or 1-404-537-3406 (international), and entering access ID number 84499603.

The call will be also be available as a live, listen-only webcast under the "Events and Presentations" page on the "Investor Relations" Section of the Company's website at http://ir.unitekglobalservices.com/events.cfm. Following the live event, an online archive will be available for 90 days.

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. UniTek, based in Blue Bell, PA, utilizes a diverse workforce of over 5,400 deployed in over 106 locations in the United States and Canada.  www.unitekgs.com.

Forward-Looking Statements

The statements in this press release that are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “will,” “expects,” “believes,” “estimates,” “anticipates,” “planned,” “scheduled,” “continue” or similar terms, variations of those terms or the negative of those terms.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the impact of changes in the Company’s revenue mix, the Company’s expected backlog completion, the expected completion of acquisitions and financing arrangements and the Company’s expectations for its business units in fiscal year 2011. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-K for the year ended December 31, 2010.  The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Footnotes:

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by our management to evaluate operating performance of our company. While the Adjusted EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies.

(2) Our three-year backlog consists of uncompleted portions of services to be performed under job-specific contracts and the estimated value of future services that we expect to provide under master service agreements and other long-term contracts. Many of our contracts are multi-year agreements. We include in our backlog the amount of services projected to be performed over the terms of the contracts, where applicable, or based on our historical experience with customers and our experience in procurements of this type.

(3) Net income (loss) after certain non-cash adjustments is a key indicator used by our management to evaluate operating performance of our company.  While the net income (loss) after certain non-cash adjustments is not intended to replace any presentation included in the consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance in comparison with other companies in our industry.  Specifically, (i) non-cash compensation expense may vary due to factors influencing the estimated fair value of performance based rewards, estimated forfeiture rates and amounts granted, (ii) non-cash interest expense varies depending on the timing of amendments to our debt and changes to the debt structure and (iii) amortization of intangible assets is impacted by the Company’s acquisition strategy and timing of acquisitions.

Contact Information

The Piacente Group | Investor Relations
Lee Roth
(212) 481-2050
unitek@tpg-ir.com

Tables follow

UNITEK GLOBAL SERVICES, INC. RECONCILIATIONS OF NET INCOME (LOSS) TO ADJUSTED EBITDA (In thousands, except for per share information) (unaudited)
	Quarter Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Net loss	$(6,365)	$(6,143)	$(14,239)	$(14,582)
Non-cash stock based compensation	1,078	423	3,589	821
Loss on extinguishment of debt	3,466	-	3,466	-
Non-cash interest expense	376	2,212	1,285	3,579
Non-cash amortization	3,321	4,178	6,130	8,055
Net income (loss) after certain non-cash adjustments	$1,876	$670	$231	$(2,127)

(Income) Loss from discontinued operations	-	196	-	548
Income tax expense	889	34	1,401	102
Cash interest expense	3,110	4,029	6,674	7,834
Other income, non cash	(112)	146	(141)	146
Depreciation	3,828	2,920	7,392	5,596
Merger transaction costs	416	(63)	416	1,357
Adjusted EBITDA	$10,007	$7,932	$15,973	$13,456

UNITEK GLOBAL SERVICES, INC. RECONCILIATIONS OF NET INCOME (LOSS) TO ADJUSTED EBITDA (In thousands, except for per share information) (unaudited)

	Quarter Ending October 3, 2011	Year Ending December 31, 2011
	Estimate	Estimate

Revenue	$120,000	$440,000
Adjusted EBITDA reconciliation:
Net income (loss)	2,425	(9,750)
Non-cash stock based compensation	700	5,000
Non-cash interest expense/debt extinguishment	275	5,750
Non-cash amortization	2,450	10,600
Net income after certain non-cash adjustments	$5,850	$11,600
Income tax expense	1,000	3,850
Cash interest expense	2,850	11,900
Other (income) expense	(100)	150
Depreciation	4,400	16,500
Adjusted EBITDA	$14,000	$44,000

Earnings per share:
Net income (loss) income per share	$0.15	$(0.61)
Net income per share after certain non-cash adjustments	$0.36	$0.73

Weighted average shares of common stock outstanding	16,350	15,966

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands) (Unaudited)

	July 2,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,522	$17,716
Restricted cash	43	-
Accounts receivable and unbilled revenue, net of allowances	77,240	66,525
Inventories	10,577	10,374
Prepaid expenses and other current assets	3,407	3,820
Total current assets	98,789	98,435
Property and equipment, net	29,594	29,346
Amortizable intangible assets, net	38,414	16,570
Goodwill	161,303	146,547
Deferred tax assets, net	433	223
Other assets	5,195	4,933
Total assets	$333,728	$296,054

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$29,623	$29,604
Accrued liabilities	34,627	31,134
Current portion of contingent consideration	21,181	-
Current portion of long-term debt	1,000	2,940
Current income taxes	102	123
Current portion of capital lease obligations	7,769	7,681
Total current liabilities	94,302	71,482

Long-term debt, net of current portion	112,407	96,462
Long-term capital lease obligations, net of current portion	8,989	10,833
Deferred income taxes	3,476	1,845
Contingent consideration, net of current portion	2,854	-
Other long-term liabilities	2,096	3,225
Total liabilities	224,124	183,847

STOCKHOLDERS' EQUITY
Preferred Stock	-	-
Common Stock	-	-
Additional paid-in capital	248,578	237,009
Accumulated other comprehensive income	230	164
Accumulated deficit	(139,204)	(124,966)
Total stockholders' equity	109,604	112,207
Total liabilities and stockholders' equity	$333,728	$296,054

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Revenues	$106,416	$104,224	$198,264	$192,024
Costs of revenues	84,825	87,486	162,350	162,195
Gross profit	21,591	16,738	35,914	29,829
Selling, general and administrative expenses	13,078	9,166	23,946	18,551
Depreciation and amortization	7,149	7,098	13,522	13,651
Operating income (loss)	1,364	474	(1,554)	(2,373)

Interest expense	3,486	6,241	7,959	11,413
Loss on extinguishment of debt	3,466	-	3,466	-
Other income (expense), net	(112)	146	(141)	146
Loss from continuing operations before income taxes	(5,476)	(5,913)	(12,838)	(13,932)
Income tax expense	(889)	(34)	(1,401)	(102)
Loss from continuing operations	(6,365)	(5,947)	(14,239)	(14,034)

Loss from discontinued operations	-	(196)	-	(548)
Net loss	$(6,365)	$(6,143)	$(14,239)	$(14,582)

Net loss per share – basic and diluted:
Continuing operations	$(0.40)	$(2.44)	$(0.91)	$(5.93)
Discontinued operations	-	(0.08)	-	(0.23)
Net loss	$(0.40)	$(2.52)	$(0.91)	$(6.16)

Weighted average shares of common stock outstanding:
Basic and diluted	16,019	2,442	15,584	2,368